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                                  Exhibit 11

             Statement Regarding Computation of Earnings Per Share

                                             Six Months Ended
                                              June 30, 1999
Net Income Available to Common                   $187,943
 Shareholders
Earnings (loss) Per Common Share
     Basic                                       $   0.23
     Average Shares                               831,590
     Diluted                                     $   0.22
     Average Shares                               844,973